Security Information






Security Purchased

Cusip
57636Q104

Issuer
MASTERCARD INC

Underwriters
Citigroup, Goldman Sachs, HSBC, JP Morgan,
Bear Stearns, DBSI, Harris Nesbitt, Keybanc,
Santander Investment Securities, SG Cowen

Years of continuous operation, including predecessors
> 3 years

Ticker
MA US

Is the affiliate a manager or co-manager of offering?
Co-Manager

Name of underwriter or dealer from which purchased
Goldman Sachs

Firm commitment underwriting?
Yes

Trade date/Date of Offering
5/24/2006

Total dollar amount of offering sold to QIBs
 $                                              2,399,320,000

Total dollar amount of any concurrent public offering
 $                                                                  -

Total
 $                                               2,399,320,000

Public offering price
 $                                                           39.00

Price paid if other than public offering price
 N/A

Underwriting spread or commission
 $                                                             1.81

Rating
N/A

Current yield
N/A







Fund Specific Information






Board
Total Share Amount
Purchased
$ Amount of
Purchase
% of Offering
Purchased by the
Fund

Chicago Funds





DWS Mid Cap Growth VIP
Chicago
10,100
 $                   393,900
0.02%

New York Funds





DWS Equity Partners Fund
New York
50,900
 $
1,985,100
0.08%

DWS Mid Cap Growth Fund
New York
213,600
 $
8,330,400
0.35%

DWS Value Builder Fund
New York
46,000
 $
1,794,000
0.07%

Total

320,600
 $
12,503,400
0.52%







^The Security and Fund Performance is calculated based on information provided by State Street Bank.


*If a Fund executed multiple sales of a security, the final sale date is listed. If a Fund still held the security as of the quarter-end, the quarter-end date is listed.